Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-02903, No. 333-04712, No. 333-87124, No. 333-102109, No. 333-125291, No. 333-134031, No. 333-143285, and No. 333-151290 on Form S-8, of our report dated March 16, 2009 relating to the financial statements of West Marine, Inc., (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of a new accounting standard), and the effectiveness of West Marine, Inc’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of West Marine, Inc. for the year ended January 3, 2009.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California March 16, 2009